Exhibit 99.2
WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

WILLBROS GROUP, INC
Moderator: Michael Collier
March 11, 2010
8:00 am CT
Operator: Good morning, ladies and gentlemen and welcome to the Willbros Group, Inc, Fourth Quarter and Full Year 2009 Earnings Announcement. Today’s call is being recorded.
I would now like to turn the call over to Mike Collier, Vice President of Investor Relations, Sales and Marketing. Please go ahead, sir.
Michael Collier: Thank you, Barbara and welcome to the Willbros Group conference call everyone. In addition to myself, today’s participants include Randy Harl, President and Chief Executive Officer of Willbros and Van Welch, our Chief Financial Officer. This call is being broadcast live over the Internet and is also being recorded.
An archive of the Webcast will be available shortly after the call on our Web site, Willbros.com. A replay will also be available through the phone number provided by the company in today’s press release.
Information reported on this call speaks only as of today, March 11, 2010, and therefore you’re advised that time-sensitive information may no longer be accurate at the time of any replay.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Comments today contain forward-looking statements. All statements other than statements of historical facts which address activities events or developments the company expects or anticipates will or may occur in the future are forward-looking statements.
A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and records filed with the SEC. The company assumes no obligation to update publicly such forward-looking statements whether as a result of new information, future events or otherwise.
This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of March 11, 2010 and on our Web site. You’ve all seen that we announced the InfrastruX transaction this morning and since our time is limited we’re going to move as efficiently as we can through the earnings data to make more time available for Q&A.
A slideshow deck is available on our homepage and we will be referring to some of those slides during the call.
Now I’ll turn the conference over to Randy Harl, President and Chief Executive Officer.
Randy Harl: Thanks Mike. Good morning everyone and thank you for joining us today. Before we get into the details of our financial results, I want to speak for a few minutes about the acquisition that we announced earlier this morning.
Since joining Willbros in 2006, we have consistently pursued strategies to diversify the company to create a more balanced portfolio both from an end market and commodity cycle perspective and we have focused on markets that have solid, long-term prospects for growth, markets that complement our upstream and downstream competencies.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

This morning, we announced the acquisition of InfrastruX, a leading national provider of electric power and natural gas transmission and distribution infrastructure services for a total consideration of $480 million. As Mike stated, there is a slide deck posted on our website and the specific details of this transaction are on slide number 5.
I would like to begin with the rationale for this acquisition as we believe InfrastruX significantly advances our strategic objectives as shown on slide number 6. First and most important, InfrastruX gives us a leadership position in a large and fast-growing market. It is one of the top three players in the U.S. electric transmission and distribution market for which capital investment forecasts exceed $56 billion through 2020.
InfrastruX has deep customer relationships and $474 million backlog. The InfrastruX electric business amounts to about one-quarter of our 2009 revenues on a pro forma basis. Second, as a bonus, it also diversifies our exposure to end markets and expands our geographic presence. Each company has a different yet complementary focus in natural gas infrastructure services. InfrastruX focuses on small diameter pipelines while Willbros focuses on large diameter pipelines.
InfrastruX also has significant geographic presence in areas Willbros has targeted for growth. One of those is the Marcellus shale region where we are already expanding our presence and are providing services to a major alliance partner. In short, this transaction meets our strategic objectives of diversifying our services, markets and geographic presence.
Finally, this transaction significantly adds to our scale. Customers today are favoring players with the resources and staying power to weather the current economic environment. With our now larger geographic footprint, complementary service offerings and client basis, we have broadened our prospects with additional cross-selling and integrated EPC opportunities.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

During the due diligence process, we recognized the similarities between the two organizations guiding principles and values. We are comfortable with this management team and believe they will integrate seamlessly into the Willbros organization.
InfrastruX will operate as a separate segment within the Willbros organization further minimizing the integration risk. InfrastruX will be led by their President and CEO, Michael Lennon and his current management team. As I mentioned earlier, refer to slide 5 in the slide deck for a summary of the terms of this agreement.
The initial transaction value is $480 million. This consists of $360 million in cash and 7.9 million new Willbros shares. The stock component is valued at about $120 million based on our average stock price over the past ten days. In addition InfrastruX stockholders will be eligible for contingent performance payments, or earn-out payments, of up to $125 million, contingent on the ability of InfrastruX to meet certain EBITDA targets. We see these earn-out payments as a sign of their confidence in their business and their ability to drive its performance in the coming years.
The selling shareholders will receive earn-out payments if the EBITDA for InfrastruX exceeds $69.8 million in 2010 and $80 million in 2011. These targets are consistent with the EBITDA that InfrastruX was able to deliver during previous years even before the emergence of the growth drivers that are present in the transmission market today.
The one comment I would like to emphasize on this call is that we at Willbros and the management of InfrastruX agree that these minimum EBITDA targets are both realistic and attainable.
On slide 8 of our slide deck, we offer a profile of the business going forward. We expect the transaction to be accretive to our earnings per share beginning in 2011. This combination will create revenue and cost synergies but these are not assumed in our expectation for accretion.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Later on in this call, Van will discuss the transaction terms in more detail. He will also walk you through our guidance and touch on our financial liquidity and strength after the expected close of this transaction in the first quarter of 2010.
In summary, we are excited about this transaction because it advances our strategies for growth and diversification and adds to our scale. We are confident this combination will enable us to continue to create value for you our stockholders.
Now let me turn to our 2009 results. In 2009, we generated revenue of $1.3 billion in net income from continuing operations of $19.3 million or 50 cents per diluted share. Our results reflected charges for increased legal costs, for business acquisition activity and for the rationalization of our workforce.
At the start of 2009, we faced significant uncertainty. As the year unfolded, the financial and economic conditions continued to deteriorate and with it our ability to forecast, particularly with respect to the timing of major projects. As we look back, however, we see that we successfully implemented improvements to our business model. We believe these changes will positively impact the future performance of the company.
While visibility into the future remains limited, we believe we are seeing positive signs. Inquiry levels are rising, drilling rig counts are increasing and several previously stalled projects have begun to advance once again.
Remember our upstream business is characterized by larger, complex projects. These evolve over time. Engineering and environmental studies and regulatory filings precede actual construction. Improvement in our upstream construction activity historically lags the drilling rig count which has increased significantly especially in the unconventional shale plays.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

In the Downstream Segment, we still see uncertainty around the award of small capital projects but are encouraged by higher levels of inquiries. Our bid activity across our business lines has been robust, especially in U.S. Construction. While we believe that the pace of project awards in this sector will gain velocity in the latter part of 2010 and into 2011, our current visibility is limited to feedback from customers on their anticipated levels of activity. We anticipate that new awards will not only provide better visibility for the second half of the year but also will clarify current pricing dynamics.
Early indications from our recent bids suggest the U.S. and Canadian markets are more competitive and owners are demanding tougher terms and conditions than what we have experienced over the past few years. The market which was driven by resource availability is now emphasizing operational excellence at the lowest price.
One of our competitive strengths is our ability to pursue work on a global basis. We are building on our resume of more than 100 years of experience in 60 different countries. Our strategic analysis of the global market has led us to actively pursue significant opportunities in North America, North Africa, the Middle East and Australia.
We continue to enforce the strictest discipline in our bidding process and we will not submit a bid for any project unless the reward is commensurate with the associated risks. In this highly competitive market it is increasingly important that we are organized in the most effective way to identify and manage these risks in order to meet the expectations of our customers and our shareholders.
Van will now discuss our 2009 financial results. Van.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Van Welch: Thanks Randy and good morning. For the full year 2009, we reported net income from continuing operations of $19.3 million or 50 cents per diluted share on revenue of $1.3 billion. This compares to 2008 net income of $41 million or $1.05 per diluted share on revenue of $1.9 billion. 2008 included a $62 million special charge related to goodwill impairment.
The 2009 results included the unfavorable impact of other charges related to the Company right-sizing efforts, deal costs related to pursuit and evaluation of potential acquisitions and DOJ monitor costs related to our Deferred Prosecution Agreement or DPA. As a result, EPS is at the low end of the 50 to 60 cents earnings per share guidance provided in our third quarter call.
Most of our 2009 earnings were attributable to a strong first half of 2009 and were a direct result of working off existing backlog from 2008, particularly in our Upstream Segment, as well as the award and execution of the Texas Independence Pipeline or TIPS project.
Over the course of 2009, it became apparent that customers in both of our segments were curtailing expenditures at levels greater than we expected. As a result, second half 2009 financial results were characterized by reduced work levels, a highly competitive market, a focused cost reduction effort within Willbros and a the retention of people and equipment for the start of the Fayetteville Express Pipeline or FEP Project which is currently being mobilized.
It has been a difficult year in many ways punctuated by hard decisions regarding staff levels and cost rationalizations. Randy, the rest of the management team and I would like to offer our thanks and appreciation to our employees. They joined together to help position the business to prosper as market conditions improve.
Operating income in 2009 was $37 million compared to $70 million in 2008 after reflecting the 2008 goodwill impairment charge of $62 million. Our income decline was due to reduced activity

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

in large diameter pipeline construction, as well as the delay or cancellation of capital and maintenance projects in our Downstream Segment resulting in under-utilization of resources.
Also contributing to this margin decline were several new items in 2009 that are grouped into three categories.
•	First, employee severance and lease abandonment charges related to our ongoing cost realignment initiatives which totaled $12.7 million and which will provide a more competitive cost structure in 2010 and beyond.

•	Second, deal costs of $2.5 million related to various acquisitions.

•	And lastly DOJ monitor costs of $2.6 million associated with the DPA. Monitor costs are anticipated to continue through a probation period that ends in April 2012.
These costs represent a $12 million after-tax charge or 31 cents per share.
Switching to our 2009 segment results. Our Upstream Segment generated 2009 operating income of $37 million on revenue of $983 million as compared to $109 million in operating income on revenue of $1.5 billion in 2008. The majority of the revenue was earned by our U.S. Construction unit during the first half of 2009 as we worked off large diameter pipeline backlog. All other business units within our Upstream Segment experienced similar decreases in activity in 2009. Our Engineering business delivered $73 million in revenue which includes the favorable impact of our alliance with NiSource.
Our Canadian operations generated $254 million attributable primarily to recurring field services as well as a completion of a large diameter pipeline project in early 2009. Oman provided an additional $65 million in revenue during the year.
Our Downstream Segment generated 2009 operating income of $500 thousand on revenue of $277 million as compared to an operating loss of $39 million on revenue of $367 million in 2008. 2008 results included a goodwill impairment charge of $62 million. Downstream’s revenue decline

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

resulted from a lack of significant new projects as customers significantly curtailed their capital and maintenance spending throughout the year.
The overall reduction in revenue was partially offset by the acquisition of Wink in July 2009 which contributed nearly $22 million in revenue. Wink completed our Downstream EPC service offering and positions us competitively for the small high-value capital projects we anticipate to return in the downstream market.
Now I will discuss our financial results from continuing operations for the fourth quarter of 2009 on a sequential basis.
For the fourth quarter 2009, we reported a net loss of $8.3 million or 21 cents per share on revenue of $194 million compared to net income of $2 million or 4 cents per share on revenue of $248 million during the third quarter of 2009.
Fourth quarter results were negatively impacted by
•	Other charges of $4.5 million;

•	Deal costs of $1.6 million; and

•	DOJ monitor cost of $2.5 million.
As I mentioned in our last call, we expected the sequential quarter revenue and earnings decline in the fourth quarter as a result of reduced work levels and the substantial completion of the TIPS Project. This reduced level of activity resulted in underutilized people and assets. Also, as I mentioned in our last call, we continue to anticipate that the first quarter of 2010 will be similar to that last quarter of 2009.
I will now provide fourth quarter financial results by operating segment. During the fourth quarter our Upstream Segment generated an operating loss of $10 million on revenue of $129 million as compared to operating income of $6 million on revenue of $190 million in the third quarter of this

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

year. Anticipated revenue decline in the fourth quarter again was primarily related to the lack of large diameter pipeline construction activity.
The Upstream Segment was negatively impacted by other charges of approximately $1.5 million. The Downstream Segment reported an operating loss of $1 million on revenue of $65 million as compared to a loss of $2 million on revenue of $57 million in the third quarter of this year. Customer spending levels were low throughout 2009 but did improve during the fourth quarter. The Downstream Segment was negatively impacted by other charges of approximately $3 million.
Our backlog as of December 31, 2009 was $392 million. In the Upstream Segment we have over $1 billion in outstanding proposals for U.S. pipeline construction. Internationally, large coal seam methane deposits in Queensland, Australia have attracted capital and multiple projects are proposed. We believe we are well positioned with our partner Nacap for the Queensland Curtis LNG EPC Project to perform the header and export pipeline works. Additionally our team is currently preparing to bid for the Santos/Petronas sponsored Gladstone LNG Project, the third large coal seam methane development proposed for this region.
In our Downstream Segment we have identified 20 EPC prospects valued at more than $125 million. We currently believe these prospects could enter the engineering phase before the end of this year. Our backlog of turnaround projects remains at approximately $80 million at year-end. We continue to see increased levels of inquiries for turnaround planning and expect to win additional projects for the fall season.
We have won three significant task orders from the NAVFAC IDIQ contract and we recently proposed on a similar project with the U.S. Army Corps of Engineers valued at $324 million over four years. We continue to be optimistic about expanding our Government Services business.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

I will now discuss our liquidity. Although our operating activities used over $27 million in cash in the fourth quarter, we were able to provide $54 million of cash from operating activities for the full year of 2009. Offsetting the favorable cash flows were costs associated with the Wink acquisition and capital expenditures.
Overall, our year-over-year liquidity position has held up very well in a difficult market. As I stated during the last call, we anticipated maintaining our third quarter cash balance of $234 million at year-end but did not due to:
First, two large contract retainage releases did not occur as planned in the fourth quarter of last year. However, we have received both retainage releases during the first quarter for a total of approximately $31 million.
Second, we have a contract dispute related to termination on a large facilities project. We have challenged this termination and are pursuing negotiations to reach an amicable resolution; however, we have not yet reached an agreement on the $66 million in dispute on this cost reimbursable project.
We have maintained our liquidity levels by actively looking for opportunities to reduce our costs. We have liquid assets of $215 million as of December 31, 2009, slightly above the equivalent yearend 2008 level. We will use approximately $88 million of our cash balance on the InfrastruX acquisition for $28 million of deal, credit facility and term loan costs and a $60 million cash payment as part of the $480 million InfrastruX acquisition cost. The $300 million term loan will be the primary source of acquisition funds coupled with 7.9 million             shares of stock to be issued to InfrastruX shareholders, that is valued at approximately $120 million. Our total shares outstanding are expected to be just under 48 million shares.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

After the acquisition, we expect to continue to have a strong financial and liquidity profile. Our new credit facility will provide $175 million revolver to backstop our working capital requirements. The available revolver borrowing capacity will be reduced by any outstanding letters of credit.
On slide 14 in our slide deck, we provide a pro forma liquidity position that projects just over $320 million of combined cash and unused revolver capacity. Our total debt to our estimated 2010 adjusted EBITDA is projected at 2.6 times, a manageable ratio. Going forward, we believe we will have adequate financial resources to support our current business and to seek strategic growth opportunities.
Now I’ll provide guidance for 2010. As we stated in our earnings release today, our visibility for the second half of 2010 remains limited due to the rapidly changing business environment. Looking at the pre-acquisition or current Willbros business, we expect revenue for 2010 to be in the range of $1 billion to $1.2 billion with earnings per share to range from 40 cents to 50 cents per share. Our effective tax rate will be approximately 36%.
We anticipate closing this acquisition in the first half of 2010 following customary approvals. Looking at our outlook for the combined businesses in 2010, we expect pro forma annual revenue of $1.7 billion to $2 billion with earnings in a range of 20 cents to 30 cents per diluted share.
The pro forma results include expected pretax costs associated with the transaction of approximately $11 million or 15 cents per diluted share. The pro forma results also include the expected non-cash amortization of intangible assets acquired of approximately $21 million or 28 cents per share. Looking ahead to 2011 we expect the acquisition to be accretive to earnings per share on a quarterly basis.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

As Randy noted, our expectation does not include the benefits of cross-selling revenue or cost saving synergies. We will continue to update you on a quarterly basis and we will now take your questions.
Operator: Thank you. Today’s question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We’ll proceed in this order that you signal us and we’ll take as many questions as time permits. Once again, please press star 1 on your touch-tone telephone to ask a question.
We’ll take our first question from Jamie Cook of Credit Suisse.
Jamie Cook: Hi. Good morning.
Male: Good morning, Jamie.
Jamie Cook: Congratulations. Now I know why the press release was late.
Randy Harl: It was real warm Jamie.
Jamie Cook: Yeah, I mean obviously we have a lot of data to go through, you know, before the conference call. I don’t know where to begin. I guess my first question, you know, just with regard to InfrastruX, you have this slide where you talk about what you’re assuming for EBITDA in 2010. And then, you know, and I think if we look at the EBITDA — I’m trying to find that slide in 2008 — so your EBITDA went from like $95 million in 2008 to $33 million in 2009 or so and then we assume we’re going to be back up to $60 or 70 million in 2010.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

I’m just trying to understand what happened in 2009. I think there’s supposed to be a reconciliation slide that I’m missing. So I guess what happened in ’09? Why was the EBITDA dropped so dramatic relative to the revenue just to get comfort with what you’re assuming for 2010? And then I have just two questions associated with InfrastruX in particular just to better understand the business.
Randy Harl: Yeah, Jamie, you know, of course — what?
Jamie Cook: Hello?
Randy Harl: Jamie, I guess we got some feedback [on the phone line] there. Of course that’s one of the questions when we started looking at InfrastruX that was of great interest to us. And InfrastruX spent a lot of time building that bridge for us between 2008 and 2009 and, you know, there’s several things in there that are just like everybody else that’s in the E&C business.
They were impacted significantly by the economy. There was a downturn in capital projects that they were able to pursue. Generally, maybe, affected more in the Northeast than some other areas on the country. They have a small diameter pipeline business, B&H. You know, the bottom really fell out of that business between 2008 and 2009. There’s going to be a lot of it out there.
And then they have a very large piece of business here in Texas where they have an alliance with Oncor to do a lot of work associated with the CREZ work that’s that happening here. When you take a look at walking across that bridge improvement really happens across all of the business lines but we see a significant uptick here in Texas as that CREZ work gets into full swing.
Improvement in the Northeast with the return of some capital projects in particular. We took a look at those prospects and where they were, got comfortable that they were going to happen and

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

then some return in the B&H business gets you up to about what we think the business is going to produce.
Jamie Cook: Okay.
Randy Harl: So we spent a lot of time going through that.
Van Welch: Hey Jamie I think — this is Van. If you look at the 2008 results, there was quite a bit, in fact, an unusual amount of storm-related activity in ’08. As you might recall there was a lot of bad weather in that particular year that the company benefited from.
Jamie Cook: Yeah, maybe it’s better to take it offline. I guess just to understand the infrastructure business more in general, of their electric power business, what’s transmission versus distribution in sort of — yeah, so transmission or large transmission versus distribution or capital projects versus O&M type stuff. And then how much of the Oncor CREZ work is in the backlog number that you guys are giving? And when I think about their — what other opportunities or types of projects, big projects, they’re bidding on outside of CREZ?
Randy Harl: I think Jamie the, you know, maybe the best thing for us to do is we’re going to get out on the road like next week...
Jamie Cook: Okay.
Randy Harl: ...and so what we would like to do is get face to face with you guys and have a conversation and hopefully bring Michael Lennon along with us and have a discussion of those details so that you can get comfortable; like we are, with the business.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Jamie Cook: But do we know if CREZ is in backlog? The stuff associated — the stuff that they are supposed to get from Oncor. Is that in backlog, the backlog number you’re giving us or no? Or it’s...
Van Welch: Jamie, Van here. Just the early works is in included in backlog on CREZ.
Jamie Cook: And do you not feel comfortable yet giving what is supposed to — what else is supposed to come from Oncor and CREZ? Because the Oncor part is a big portion of the CREZ work.
Randy Harl: I mean right now it doesn’t fit the definition of backlog and that’s why it’s not included in backlog.
Jamie Cook: And then last, is it just fair — when I think about InfrastruX, you know, it sounds like they — from the CREZ opportunity it sounds like they’re well-positioned in Texas. Is there any other geographies that I should think about that InfrastruX is well-positioned in, in other geographies, when I think about projects I’m tracking outside of Texas?
Van Welch: I think if you look at the Northeast, Jamie...
Jamie Cook: Okay.
Van Welch: ...I mean they’re very well established in the Northeast, particularly in the Marcellus region.
Randy Harl: Yes, I think, Jamie, in general, the kind of drivers that we see in this is, you know, the general upgrade of the grid in the U.S., the transmission systems, the additions that it takes to bring on additional generation, particularly alternative energy.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

You know, for the most part, where wind power, solar, those kinds of alternative energy. Where those generation plants go is not where the demand for the electricity is. And so there are a number of states that have mandated a certain amount of alternative energy generation in the future and we think all of those represent opportunities. So, you know, the combination of new generation and then the build out and upgrading of the existing transmission system, is really where we see the opportunities.
Jamie Cook: Okay, thanks. I’ll take the rest of my questions offline.
Operator: Next we have Tahira Afzal of KeyBanc.
Tahira Afzal: Good morning gentlemen.
Randy Harl: Hello Tahira.
Tahira Afzal: Again, following Jamie, a couple of quick questions on InfrastruX. Number one, could you give some color on how much of the default and priority line work that InfrastruX has from Oncor is built into your expectations for 2010 and 2011? And then if you could elaborate on how much risk you’re assuming for the City of Garland contention which could potentially slow that work. And number two, for the citing issues that are coming up with the air force base down in the Oncor area.
Van Welch: Yeah, I think if you look at the city of Garland event, you know, we don’t see that as an item that’s going to have a long-term impact on the work that we’re going to be performing here in Texas.
Tahira Afzal: Okay and the air force citing issue that is taking place over there, any update on that? Is that taken into consideration in your projection?

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Van Welch: I think I would put that in the same kind of category, Tahira, is that we’re not seeing that that’s going to have much impact on us.
Tahira Afzal: Okay. And then in regard to the Northeast given the cancellations — not cancellations I should say, but some push out in the PSE&G territory and, you know, the New England Utility, already indicating that, you know, outside of renewable oriented projects, some of the reliability projects are going to be stopped.
What do you think on the transmission side, electric transmission side in the Northeast? And when you talk about the Northeast in perspective to InfrastruX, are you seeing the excitement more related to the Marcellus shale? And then if you look in the Marcellus shale area, it seems a lot of the work is more gathering line oriented in the next first two years, so if you can please put that in perspective as well.
Randy Harl: Yeah. Well first, Tahira, on the Northeast, you know, we have both distribution capabilities which got hit pretty hard in terms of the downturn and the reduction of revenues that the utilities saw there with the economic downturn so we’re seeing some of that come back.
And outside of the projects or the transmission systems you mentioned, we’re tracking a couple of large specific projects that we have a high probability of being able to get. And so, you know, in the Northeast, that’s really what’s driving the forecast and the improvement that we’re going to see this year. So those announcements that we’ve seen out there, sort of, in general, were not what we were depending on for the forecast for 2010 for that part of our business.
And in the Marcellus, you know, we have — we’ve been working our NiSource alliance in the Marcellus from an engineering, program management, reliability standpoint. We have done some bidding on construction with the Willbros M&M business, but that’s early days. I think that the

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

leverage that we get in the Marcellus is that we have a number of units of InfrastruX on the pipeline side that are ideally suited for the kind of work that’s going to get done there.
And you’re right, there’s going to be a lot of gathering systems, but there’s going to be a lot of 24- and 30-inch pipeline, not the long links that you see down in Texas; but, nevertheless, it’s going to be difficult work. You know, so there — so a 50-mile line in that area, because it’s difficult, it’s going to generate a lot of revenue.
And so what we see is we can take the existing construction resources that we have there with InfrastruX and we can combine that with the engineering project management and program management capabilities that we have in Willbros and we can cover the entire spectrum there for our customers that ranges from EPC to the individual service whether that be engineering or construction or maintenance or whatever the customer might want to buy.
So we see a lot of leverage in the Marcellus, it’s early days. You know, we were in process of opening an office in the Pittsburgh area to do engineering and project management and now we’re working with InfrastruX to figure out how to add that construction and maintenance piece to it and I think that’s going to be a combination that a lot of our customers are going to be interested in.
Tahira Afzal: Thank you very much and I’ll hop back in the queue.
Randy Harl: Okay, Tahira. Thank you.
Operator: And next we have Stephen Gengaro of Jeffries.
Stephen Gengaro: Thanks. Good morning gentlemen.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Randy Harl: Good morning, Stephen.
Stephen Gengaro: I guess two things. Can you — I guess I’m trying to understand better what the synergies are with the business and with what Willbros is currently operating — I’m not sure I get sort of the connection of the two businesses and how it sort of what kind of revenue synergies are possible out of that.
Randy Harl: Well I mean, Stephen, if you think about that small diameter pipeline construction, you know, that is an area that Willbros has some expertise in. But truthfully, over the last several years, we’ve focused on the larger diameter, longer pipelines. It made a lot of sense because we could generate a lot more revenue doing that.
But if you look at it over time, being able to do the full spectrum of pipeline construction from well hookups and gathering lines to laterals, to the shorter even mainline pipelines, is something that we need to do. So we’re going to get that capability not only with B&H in Texas and to the West in Colorado and New Mexico but we’re also going to get it in the East. And, so I see us marrying some of the capabilities that we’ve got. Being able to do the engineering and technical side and teaming up with the smaller diameter pipeline construction parts of the existing InfrastruX organization and being able to leverage a lot more work from the existing customers as well as new customers.
And I haven’t mentioned that yet, but if you look at the customer base, that’s another leverage that we expect to get. The customers that the InfrastruX pipeline Group worked for are both utilities as well as gas transmission companies and I think you know that our existing business focuses primarily on the gas transmission companies and so this is going to give us access to a new customer base and I think that also is something that we can really ramp up.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Stephen Gengaro: Okay and then I — two other quick ones. One is from a — I’d be curious — I’m not sure if Mr. Lennon is on the line as well.
Randy Harl: No, he’s not. Stephen, he’s not on yet.
Stephen Gengaro: Okay. I was curious, because it looks like they filed a potential IPO, I guess mid-’09, maybe, was just curious from their perspective, or maybe to get a sense for why sell the business now.
Randy Harl: Well I think, Stephen, that they were going down multiple tracks. I mean they were owned by a Tenaska Fund and, you know, they decided that it was time for them to do something with the business, you know sponsor groups get in business to do that.
And, you know, we had the economic downturn. It certainly changed the outlook that was out there from many perspectives. But I think after we started working with them that they could see the benefit of teaming with a company like Willbros getting access to a public company, a management team, to a company where there are a lot of opportunities for synergies. And, as we begin to work together it made more and more sense.
And ,even though the economics changed a bit during the time the period of time when we first started talking with them, you know, by the time we got well down the road it made so much sense to both companies that I think that they saw an advantage to go ahead and finish a deal.
Stephen Gengaro: That’s helpful. And then one final question. When we look at the, I know it’s early, but when we look at 2011, one little clarification and then a question. You said in the release and the wording was a little — it was very specific that you expect it to be accretive to quarterly earnings in 2011. Can I read that to mean all of 2011 or by a certain quarter? And then the other part of that question is, what are you thinking about as potential cost savings?

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Van Welch: Yeah, Stephen, this is Van. I think if you look at the forecast and our expectations associated with InfrastruX, we think that they’re going to build in terms of earnings throughout, actually, in 2010 and into 2011. We’re very confident and bullish that some of those EBITDA targets that we had associated with those earn-outs in terms of 2011, we think we’re going to have the opportunity and be pleased actually to have them earn out some of that income.
Stephen Gengaro: Does that mean it’s accretive to 2011 earnings or does it mean it might be?
Van Welch: Oh, we are anticipating it’s going to be accretive.
Stephen Gengaro: Oh, okay, okay. So not just in one particular quarter but for the full year?
Van Welch: For the full year, yes.
Stephen Gengaro: Okay. That’s helpful. Thank you.
Van Welch: You bet.
Operator: And next we have Martin Malloy of Johnson Rice.
Martin Malloy: Good morning.
Randy Harl: Good morning, Marty.
Martin Malloy: Could you talk a little bit about the 2010 guidance for the core business and what’s embedded in that in terms of the downstream side as well as the upstream side and any projects beyond — larger projects beyond the Fayetteville Express?

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Van Welch: Well, I think if you look — I mean the FEP project is certainly going to start impacting our earnings when we get into Q2. In the U.S. pipeline construction area, you’re going to see that pick up to the normal type of earning when we’re busy in that environment. So Q2, Q3 we’re anticipating that visibility is going to return.
When you get past FEP, as Randy mentioned, the competitive market that we have, although we do have $1 billion worth of prospects out there in the U.S. pipeline area, you know, we’re being a bit conservative with that look until we actually are successful in some of those bids.
The Canada area, in terms of the Canadian pipeline area, we are looking at that to be depressed much of the year. So that’s kind of up. The Oman area, the field services in Canada, that’s going to continue being strong as it has been the last few years.
Randy Harl: I think, Marty, the way to think about this like Van said, we have a lot of work bid. Some of it is in 2011. Right now the way we see the market is that 2010 will be a bit better than 2009, but maybe not a lot. And 2011 into 2012 has the potential as things develop in the U.S. to be a lot better.
In Canada, there’s just not a lot of work in the first half of the year in Canada. So you know, out of Q1, which is traditionally our strongest quarter there, we don’t have much work in our pipeline business. And like Van said, the field services, fabrication and our other businesses are doing quite well there and they carry that business to profitability. But the pipeline business really helps us: when it produces, you really see the benefit of that.
So we don’t have that in Q1. In Q2, you have spring breakup. And then we have bids in for work starting in the summer, but we’re really expecting things to pick up in Q4 of next year in Canada for the pipeline construction business.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

The way we’re looking at pipeline construction in the U.S. is that we’ve got the full effect of the Fayetteville Express in there and then we’re ramping that down, which I think is appropriate given the market, because we really can’t see if the projects are going forward, or if that competitive environment is going to be such that we can get the return that we have to have to take the risk.
You know, we’re seeing owners push the risk back across the table now to the contractors. And you know, we’re in a market where there are a lot of resources out there and so it’s just not clear yet what margins are going to be available, and what risk that you’re going to have to take. But it’s evident that the risk is more than it has been in the past.
And so it’s still a bit unclear. I think we’ve made a forecast that we’re confident that we can make. It could be better. But given the market that we saw and what happened in the back half of 2009 we think it’s prudent to give you this guidance that we’re highly confident in, in that part of the business now with an upside, if we’re able to pick off some additional work.
Van Welch: Marty, I think we didn’t address your downstream question, if you look in the downstream, we do anticipate that the maintenance activity is — well it is — it has returned. Certainly high visibility in the first half of 2010 associated with maintenance. We expect that is going to continue in the fall. The small capital projects have not returned yet but as I mentioned in the prepared remarks, we do have a number of prospects out there that may give us some opportunity near the tail end of the year.
Martin Malloy: Okay. And then – Oh, I’m sorry.
Randy Harl: Hey, Marty.
Martin Malloy: Yeah.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Randy Harl: There’s another thing that I wanted to comment on. When we bought Wink, that was to fill in a gap that we had in terms of the engineering in the downstream so that we could do EPC. And while we’re not seeing a robust return of those small capital construction projects, we have identified more than a dozen EPC opportunities out there that in some point in time, I think, are going to pay off for us. And so we’re tracking those, developing those and those can lead to the return of revenue at a much more rapid rate than just doing the discreet services of engineering or just construction.
Martin Malloy: Okay. And then with — on the Queensland Curtis Project in Australia is there any help that you can give us in terms of potential timing of award there, and the magnitude of work that you’re bidding on.
Michael Collier: This is Mike, Marty. Actually, our team just came back from some clarification meetings and we think that in the very short term there’ll be a short-listing of either two or three contractors. We were shortlisted on the APLNG Project and I think the benefit of having participated in that first early works bid really helped us to gather some knowledge about the market and the terrain conditions and the productivity bogeys that we need to meet. And we believe that we are very well positioned for Queensland Curtis.
It’s a bit more advanced than APLNG and is, you know, teed up really for an EPC contract award; although, there is an option for them to start it off as a detailed engineering activity to get some more definition so that they can get better pricing. We are really optimistic that they’ll have that project awarded probably in the next 60 days.
Martin Malloy: Thank you.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Randy Harl: I think Marty, that we’ve talked to you I think a bit about this. You know, there are three projects that we had the opportunity to bid on, APLNG, we were one of two. We were very competitive. As Mike said we learned a lot and there’s still two projects to bid. And so we’re very optimistic that we’re going to come away with something in Australia.
Martin Malloy: Okay. Thank you.
Operator: We’ll take our next question from Graham Mattison of Lazard Capital Markets.
Graham Mattison: Hi. Good morning guys.
Randy Harl: Good morning, Graham.
Graham Mattison: Just following up on Marty’s question on the guidance. So you are — in your outlook you’re not assuming any additional pipeline jobs after Fayetteville and on the 12 projects for the EPC jobs in downstream, those wouldn’t happen until 2011?
Randy Harl: Well we are assuming some work, Graham. You know, we have just — we’ve taken the probability down a bit and rated the projects accordingly, which reduces the amount of revenue and income that’s in the forecast. We are forecasting work after Fayetteville Express.
Graham Mattison: Got ya. All right, great and then moving on – looking at the alliance agreements, just an update on your outlook there in terms of what’s in your guidance for the upstream work there, how InfrastruX might fit into that and then the potential for additional alliance agreements.
Randy Harl: Well, Graham, and, you know, we’re looking — and well, first of all, let me comment on 2009. We did probably upwards of $20 million or so associated with NiSource in 2009. Most of that

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

activity took place in the latter half of the year. We expect that to continue when we get into 2010 at about the same kind of run rate.
Graham Mattison: Okay.
Van Welch: I think, Graham, we talked about on the last call that NiSource also has a pretty good size capital budget approved for this year and going out into 2011. And, you know, we are — we do most of their engineering work. We have an opportunity though to do some of that construction work and hopefully we will be able to be successful with that and I think with InfrastruX we’ll have an even better chance because a lot of that is in areas where they have a very strong presence.
So in that case, we’d be able to team up with our engineers to be able to bring this construction capability into the NiSource alliance if it makes sense and, you know, that’s a good example of us being able to cross-sell and take advantage of the capabilities, you know, that make a lot of sense for our customer.
Graham Mattison: Okay and then just the potential for additional alliance agreements. I know you’d talked that you were close on some, or had been in discussions with, some other companies.
Randy Harl: Yeah, we’ve had a lot of discussions and I would say that that’s — we’re still in the discussion phase. You know, we’re still proving out the idea of an alliance in this, as robust as the one that we have with NiSource. Also we just finished our first annual report for that alliance and both parties are very pleased with the savings that have been generated from that alliance and that’s really the evidence, Graham, that we need to sell others on the concept.
But, you know, you need some proof and we’re getting that and it’s a slow process but I’m convinced that we’re out there in front and that’s going to turn into, over the next two or three years, a significant part of our business. It is, as Van pointed out, if you think about our

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

engineering business, the NiSource alliance provided a good baseload of work in our engineering office this past year and we expect that to continue this year.
Graham Madison: All right, great. Thank you very much. I’ll jump back in the queue.
Operator: Next we’ll take Roger Read of Natixis.
Roger Read: Hey, good morning.
Male: Good morning, Roger.
Roger Read: I lost my bet. I said you all would have a very uneventful quarterly earnings after the last one but you trumped it there. Anyway...
Randy Harl: Well, Roger, you know, we — I think we tried to talk about what we thought it was going to be. And, you know, and as Van explained and I talked about in my remarks, you know, we had some events that we didn’t anticipate, some of them one time, some not that affected the guidance that we put out there.
But all in all, we’re in better position as we come out of the fourth quarter than we were going in. You know, we had to rapidly resize the company, deal with costs coming out of the company as fast as we could to get position to deal with the realities of the market that we’re out there facing today.
Roger Read: No, I know. It’s certainly been a challenge over the last year for a lot of us. I guess looking at the InfrastruX acquisition, you know, they do a lot of their work in Texas. The great thing about Texas is siting of new power lines hasn’t been particularly difficult unless of course it’s your land it went across.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

But unlike with pipelines where the FERC can essentially say, you know, it’s an interstate pipeline, so we site it and we go forward. My understanding is that with electric power lines, when you’re going interstate, you don’t have — or the government doesn’t have quite that same level of authority to simply site and make it happen as quickly as they do with gas pipelines.
How does that fit into your forecast for where you see EBITDA going for InfrastruX in 2009 through 2010 and 2011 in terms of, are we really looking at just what happens in Texas or are you looking at power lines across several different places? I mean, I can look in the website and see the Northeast but maybe give us an idea of what else you’re looking at there or what have been some of the historical InfrastruX concerns about timing and siting of power lines.
Van Welch: Yeah, you know, Roger, this is Van. Certainly Texas is a substantial piece but we’re looking at growth across several areas in the states. And we do, I mean, with that growth, we are expecting that EBITDA is going to grow as well when we get into 2011.
Roger Read: Yeah and so how much of that EBITDA is tied to backlog that’s already there versus the expectation of these future projects coming through and being executed in say 2011?
Van Welch: Well most of the backlog that you’re seeing that we mentioned is going to be worked off this year because most of the backlog is associated with MSAs and we put that MSA activity on a 12-month, look-forward basis.
Roger Read: Okay. So the — similar to your other businesses, your 2011 visibility is identify projects but not necessarily anything that’s been awarded at this point where you could say is, you know, kind of a concrete idea here.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Van Welch: Well, I think those MSAs, you know, especially associated CREZ, I mean we are expecting to have with that agreement with them to have substantial revenues ongoing into 2011.
Roger Read: Okay, so...
Randy Harl: And, Roger, on those MSAs, you know, the way they work is we have assets and people that the utility or the oil company or whoever you have an MSA with wants available, and so we are deep into their planning process. And so what you’re seeing there is not just us taking a guess at it what an MSA might produce – I mean that’s sitting down with the customer and they have identified projects that they want to do, you know, either maintenance or capital projects.
And so, we have a very good idea and that’s based on — that forecast is based on those identified projects that we’re going to do on each one of those MSAs. So I mean it’s not as squishy as it might sound.
Roger Read: Okay. Well, that’s what I was trying to get at was just to understand the visibility of the business here.
Randy Harl: Yeah, it’s pretty good with those MSAs. And like Van said, when you put the CREZ on top of that here in Texas, those are identified projects that are funded and they’re being mobilized right now.
Roger Read: Okay. And then just sort of looking at the revenue, you know, kind of going through the guidance numbers, historical numbers for InfrastruX, looks like operating margins should be pretty similar to the two segments you already had? You know, kind of a high, single-digits expectations.
Randy Harl: That’s right, Roger.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Roger Read: Okay. And then the final question, I know you all have historically been hesitant to work in certain areas, if these guys are already in the Northeast, do you have any union issues with InfrastruX?
Randy Harl: Well, I mean, you know, our view is we treat people fairly. You know, if they — we’re not particularly interested if they’re a member of a labor union or not. You know, that’s their choice and we have both union and non-union operations in our company. They function very well.
And we have that same situation inside of InfrastruX, and so, it fits from a cultural standpoint, very well with what we already had in Willbros. And so, we will work wherever we need to with the labor affiliation that is appropriate for our employees and our customers.
Roger Read: Okay. Thank you.
Van Welch: Thanks, Roger.
Randy Harl: Okay, Roger.
Operator: And next, we have Matt Duncan of Stephens.
Matt Duncan: Good morning guys.
Male: Hi Matt.
Matt Duncan: Most of my questions have been answered but just a couple of things to kind of help us as we model this — your company out now after this acquisition. With InfrastruX, are you going to

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

report that all through one segment or are you going to kind of break their business up along their different business lines and report a certain number of different segments for them?
Van Welch: No, Matt, we’re going to keep them whole as their own separate segment.
Matt Duncan: Okay. And then when you look at the marketplace in general, and you guys have talked about this a little bit, you know, I know at the time of the third quarter conference call, you felt like there might be an opportunity for you on the heels of FEP, whether it be Tiger or something else. Has the market changed at all or is it just that it’s still kind of a slow environment in terms of customers moving forward with projects and that’s what’s keeping visibility tough?
Randy Harl: You know, we have bid Tiger. It hasn’t been awarded as far as I know so we don’t have complete visibility into that. There are a number of projects that we have bid and that’s really what my remarks were aimed at – that we want to get some visibility on what the commercial terms end up being.
I can tell you the commercial terms that were asked on those contracts were significantly tougher in every respect whether it was payment terms or liabilities or you name it, tougher than what we have seen in some time. So there’s still a rather fluid environment that’s out there and I think over the next few months that will become a little bit clearer.
Matt Duncan: Randy, it sounds like right now there’s definitely margin pressure maybe in backlog with anything that you would sign and maybe that’s why you’re not signing things because these terms are not acceptable to you. Would that be a fair characterization?
Randy Harl: A fair characterization is I think, what we have always said is that we need to get a risk adjusted rate of return for what we do. You know, I think we understand as well as anybody in the business what our costs are for doing this work, what the risks are associated with working in

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

especially the South where it rains and you have to have the appropriate contingencies to deal with that.
And, you know, right now it’s not clear if we’re going to be able to get those acceptable returns at least in the near term, but we’re going to be very diligent with the application of our processes and, you know, we have options. I think it’s really an option that a lot of people in our sector don’t have to be able to look at international work.
And we see a lot of opportunities in North Africa, the Middle East and Australia to deploy some of our resources if it turns out those are better markets. But, you know, the markets are becoming more competitive for contractors really across the globe. You know, the one — I guess we even saw pressure in Oman where we have great relationships over a long period of time.
We’re beginning to see the good performance that we’ve been able to deliver there, the quality, safety that we deliver start to be more attractive again to our customers. I think they tried the low-price route and found that they got a lot of value with Willbros and so we’re starting to see that business grow again. You know, these things always go in cycles but I think we’re in one here in the near term where there’s going to be a lot of pressure as you suggest.
Matt Duncan: When I look at your guidance, it sounds like the majority of your profits for the year are going to be the middle two quarters, you’re going to lose money in the first quarter in all likelihood, have fairly good profits on the back of FEP in the middle two quarters and then maybe it takes a little bit of a step back in the 4Q. Is that the right way to think about the year as you see it today?
Randy Harl: That’s the right way to think about it. I think the actions that we’ve taken to reduce our costs is that we believe we’re going to be in position to be profitable, you know, from Q2 on, that we’re not going to get back in a position where we’re losing money in Q4. So I think we’ve got both our

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

corporate and segment overheads now adjusted to the level where we can be profitable in this tougher environment.
Matt Duncan: Okay and then two final things, delivery date for the pipe that you need for FEP, is that still on track?
Michael Collier: Yeah. It’s being coated at Bayou Coating in Louisiana. Some of it is there right now so I think their delivery is running along the schedule that they wanted. I mean they’ve invited us to mobilize.
Randy Harl: That’s right. We haven’t gotten any feedback, you know, ETC is a very good customer of ours and we haven’t gotten any indication that they have any issues with the delivery. It’s been raining a lot so we’re not going to mobilize early. We’d thought about that at one time but, you know, we’re working closely with ETC to get out there at the right time to give them the completion date that they’re looking for.
Matt Duncan: Okay. And the last thing, in terms of a multiple pay for InfrastruX on EBITDA both on 2009 and 2010 can you talk about how you guys view that in terms of EV/EBITDA which of what you paid?
Van Welch: Well, I think if you look at the EBITDA multiple, Matt, certainly based on historical with the year that they had, that was a fairly significant multiple. We’d like to look at the opportunity that we see in front of them with all of the demand on the transmission and distribution area with the CREZ opportunity that they currently have in hand. We think that multiple is certainly going to get much greater, much improved. And it’s about — I mean if you looked at it based on our guidance it’s about 7.4.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Randy Harl: And if we get well into the earn-out then it gets to be a very good deal. I think just to put an exclamation point on what Van said, we scratched our head a lot about trying to look at a multiple applied to 2009 performance and became convinced that that wasn’t appropriate.
What we were trying to do is buy a business that you grow into a transmission and distribution market that we think is going to be quite robust. And, you know, as we study the opportunities and the individual businesses that InfrastruX has, we became convinced that the forecast for 2010 had a very high probability of being achieved and that that would build, as Van said, on into 2011. You know, we’re optimistic that they can get into the earn-out in 2010 and have an even better chance in 2011.
Matt Duncan: Right. I mean if it looks like if they go the earn out you’re going to owe them up to another $120 million, so the multiple depending on how far into the earn out they get could go up a little bit.
Randy Harl: That’s right. And if you look at the multiple on that basis we’d like to pay them all of that.
Operator: And we’ll next go to John Rogers with DA Davidson.
John Rogers: Hi. Good morning.
Male: Good morning, John.
John Rogers: Congratulations on all your work. A couple of just quick things. First of all on InfrastruX, did you say what the breakdown is between MSA work and large project work in that backlog?
Randy Harl: No, we didn’t, John but it is primarily MSA work.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Van Welch: It’s about 90% MSA, John.
John Rogers: Okay. And then Van in your comments you mentioned a $66 million receivable related to a customer dispute.
Van Welch: Yes. We do have a dispute, John, that came up in Q4. We still have not resolved that dispute. I want to stress that it is a cost reimbursable fixed fee contract and that we’re working with the customer currently to try to resolve that payment issue.
John Rogers: Okay. And the $66 million you referred to, that’s the remaining cost on the project or is that...
Van Welch: That’s...
John Rogers: I’m sorry. Go ahead.
Van Welch: Sorry, John. That’s a combination of billed receivables plus unbilled...
John Rogers: Okay.
Van Welch: ...that we have on the books.
John Rogers: Okay.
Van Welch: Most of — if you looked at it where we stand today, most has been unbilled...
John Rogers: Okay.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Van Welch: ...at the current time.
John Rogers: Okay, so the difference would be your typical margin on some of that work?
Van Welch: Correct.
John Rogers: I’m just trying to understand how much is at risk. And then finally in terms of the infrastructure transaction, is there a lockup on the stock?
Van Welch: It’s locked up for six months, John.
John Rogers: Six months.
Van Welch: Yes.
John Rogers: Okay. That’s all I had. Thank you.
Van Welch: Thanks, John.
Randy Harl: And John, I think just on that, there is a six-month lockup, but working with the Tenaska guys, they are going to be a significant shareholder. I think you can think of them as longer-term guys. Two Tenaska people, will come on our board, you know. So I think they have good access to our management team and I think there’s every expectation that they’re going to be in the stock for the long haul.
Operator: And next we have Steve Gambuzza of Longbow Capital.
Steve Gambuzza: Good morning.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Male: Good morning, Steve.
Steve Gambuzza: I just wanted to make sure that you’re not assuming any debt in this transaction, is that correct?
Van Welch: We are — we’re not assuming any debt other than we do have some capital obligations.
Steve Gambuzza: Okay, because I noticed on the InfrastruX balance sheet as of June 30 there was about $250 million or so of debt that they had in their S1. So that’s going to be cleaned up before you acquire them?
Van Welch: That’s correct.
Steve Gambuzza: Okay. Thanks very much.
Randy Harl: Thanks Steve.
Operator: And next is Joe Gibney of Capital One.
Joe Gibney: Thanks. Good morning guys. Sneaking in under the gun here. Just follow up on the InfrastruX side on the strategy front and where we want to go with that. I’ll follow up with you guys – I don’t mean to beat it to death here. Randy, I just really wanted to talk a little bit more about the other area of your business I thought we might see more expansion of this year and into 2011 that’s obviously a focus for you given your background, but could you expand a little bit on the government initiative side?

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

You referenced the NAVFAC task awards and some Army Corps work and you’ve made some recent management hires on this front, just curious how you see that business from a government side growing in 2011? I appreciate it.
Randy Harl: Okay. And Joe thanks for that opportunity to talk about it because we are very optimistic about it. I think hopefully everyone saw that Rich Cellon, who is a recently retired Two-Star Admiral from the Navy, his entire background really is an engineer in the Navy has joined us, really, really an excellent, excellent guy. And we are building our business around Rich. He has a good core team that we had here at Willbros.
You remember we have the COCOs on five different sites that are part of that business. We see some opportunities to grow that, but our real opportunity, we think, in the near term is to take the core competencies that Willbros have and find places within the government where they have needs for the kinds of things that we do well.
And the NAVFAC contract is a good example of that where you remember it’s a multiple bid, multiple contractor kind of contract, and we have won about 30% of the revenue so far that’s been bid so we’re pretty pleased with that. We have won mostly projects that are on the larger side which is what we thought would happen.
So that business with the Navy, with that NAVFAC contract, is developing nicely, and it’s developing like we thought it would. I think what that does is as we execute and build a reputation for more tank maintenance, terminal maintenance, loading facilities and those sorts of things that we’ll have an opportunity to bid more one-offs of a larger size, and that’s taking those good capabilities that we have in our downstream business and selling them through our government services arms.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

So it’s a perfect combination of business. And this Corps of Engineer contract that Van mentioned is just like the Navy contract and the NAVFAC contract but it’s for the U.S. Army. And so they have fuel facilities all over as well, and so this contract is going to be to upgrade as well as build new facilities for them and it’s the same thing that we’ve got these capabilities all the way from engineering through to construction of new tanks to maintenance and tanks and terminals.
So moving that to the U.S. Army is going to be a natural expansion if we can be favored with an award there. But it will be a multiple award — multiple bid kind of contract just like NAVFAC. So we are being successful, looking out there and finding those kinds of opportunities.
But we’re very pleased with where we are so far and as we hit a few more of these things, we expect that business to continue to expand. We’ve gotten the work and gotten a contract outside of the U.S. under that contract, you know, which we also expect to be able to grow. So there’s many things about what’s going on there that make us optimistic that this business is just beginning to take off. And again, we’re looking forward to grow that business as something that’s significant over the next two or three years.
Joe Gibney: All right guys I appreciate it. I’ll follow up offline. Thanks.
Randy Harl: Okay.
Operator: And lastly we have a follow-up from Stephen Gengaro with Jeffries.
Stephen Gengaro: Thanks gentlemen, I actually had the question answered on the debt side. The only thing I would maybe add is you said you expected to close by early second quarter, is that right? So it should be rather quick?
Van Welch: That’s right, Stephen.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Stephen Gengaro: And the numbers you provided are all obviously for a full year on a pro forma basis.
Van Welch: That’s correct.
Stephen Gengaro: Okay. Thank you.
Operator: And that does conclude the question and answer session. I’d now like to turn the call back to Randy Harl for closing comments.
Randy Harl: All right. Thank you. We believe a sound business begins with a solid foundation. The improvements we’ve made to our business model over the past four years were basic and necessary to support our strategic objective to become a global diversified provider of professional E&C services.
Our combination with InfrastruX advances this strategic objective diversifying Willbros into the large, fast-growing T&D market. This transaction reflects our expectations of EBITDA growth which is supported by backlog of $474 million and their many long-term client relationships.
The EBITDA targets for the performance-based earn-out payments are consistent with what we and the InfrastruX management believe are realistic and obtainable. We will continue to seek strategic growth opportunities which satisfy long-term financial and operational objectives and position us to meet the challenges of a competitive marketplace while creating value for our shareholders, employees and other stakeholders.
As we move back into the next decade, with the wind shifting again to our backs, I’m certain that Willbros is well positioned for success. Thank you for joining us today.

WILLBROS GROUP, INC
Moderator: Michael Collier
03-11-10/8:00 am CT
Confirmation # 1845874

Operator: And that does conclude today’s conference call. Thank you for your participation.
END